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EXHIBIT 10.176

                      MANAGEMENT AND DEVELOPMENT AGREEMENT

         MANAGEMENT AND DEVELOPMENT AGREEMENT ("Agreement"), made and entered into this 23rd day of June, 1998 by and between the Pueblo of Laguna, with offices located at P.O. Box 194, Laguna, New Mexico 87026 ("Owner"), a federally recognized Indian tribe, and Capital Gaming Management, Inc., a business corporation incorporated under the laws of the State of New Jersey with offices located at 2701 East Camelback Road, Suite 484, Phoenix, Arizona 85016 ("Manager"), for the purpose of developing and operating a tribal gaming enterprise.
                                    RECITALS:
         WHEREAS, Owner is a federally recognized Indian tribe possessing sovereign power over its trust lands known as the Pueblo of Laguna Reservation ("Reservation") located in the State of New Mexico; and

         WHEREAS, Owner, acting through its Tribal Council as its governing body ("Tribal Council"), has determined that the commercial development of the Casa Blanca Interchange including the establishment of a tribal gaming enterprise under the Indian Gaming Regulatory Act [25 U.S.C. ss.2701 et seq.] ("IGRA") will assist Owner in promoting economic development and tribal employment; and

         WHEREAS, Owner seeks to employ an experienced gaming management company to develop and manage a tribal gaming enterprise; and

         WHEREAS, Manager has the requisite expertise, and is capable of providing financing to or on behalf of Owner to improve, develop, manage, operate and maintain a tribal gaming enterprise.



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         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

            I. LOCATION; GAMING COVERED BY THIS AGREEMENT

         A. Location

            The purpose of this Agreement is to provide for the exclusive development, financing, construction, operation and management by Manager of a tribal gaming enterprise ("Enterprise") to be located generally on the southeast portion of the Casa Blanca Interchange on Interstate 40 which is located on the Reservation, the specific location of which shall be subject to Tribal Council approval, and to provide assistance in funding the architectural and engineering costs for Owner's master planning of the commercial re-development of the Casa Blanca Interchange.

         B. Gaming Covered by this Agreement

            All gaming covered by this Agreement will be conducted in accordance with IGRA, the tribal/state gaming compact and applicable governing tribal ordinances. [25 CFR ss.531.1(a)] Owner represents and warrants that a complete copy of the applicable governing tribal ordinances is annexed as Exhibit A to this Agreement and that a certified copy of the approved Compact between Owner and the State of New Mexico ("Compact") is annexed as Exhibit B to this Agreement. Owner and Manager each represent and warrant to the other that only gaming which is legally permitted under both applicable federal and tribal law will be permitted at the Enterprise.

                             II. TERM OF AGREEMENT

            This Agreement shall be effective on the date of approval of this Agreement by the Chairman of the National Indian Gaming Commission ("NIGC Approval Date"). [25 CFR ss.531.1(n)] The term of this Agreement ("Term") shall extend for seven (7) years from the date of official opening of the Enterprise ("Enterprise Opening Date"). [25 CFR ss. 531.1(h)].

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               III. EXCLUSIVE ENGAGEMENT; COMPENSATION OF MANAGER

         A. Exclusive Engagement of Manager

            Owner exclusively retains and engages Manager to develop, finance, construct, manage, operate and maintain the Enterprise which includes the right to develop, manage, operate and maintain any and all Class II gaming and Class III gaming activities at or adjacent to the Casa Blanca Interchange during the term hereof, but not at other locations within the Reservation. The terms "Class II" and "Class III" gaming are as defined and authorized under IGRA.

         B. Compensation of Manager

            Except as otherwise provided herein, in consideration of the performance of its duties as described herein, during the term of this Agreement, Manager shall receive a management fee of thirty percent (30%) of the cumulative Net Distributable Profits from the gaming operation of the Enterprise (hereinafter defined in Article VI, Paragraph A) resulting from the operation of the Enterprise. [25 CFR ss.531.1(i)] Manager shall also receive the distribution of non-gaming revenue set forth in Article VI, Paragraph E.

                               IV. CREDIT FACILITY

         A. Credit Facility

            Manager agrees on the terms and conditions set forth in this Article IV to secure in the name of Owner a credit facility ("Credit Facility") in an aggregate amount of up to Ten Million ($10,000,000) Dollars. The Credit Facility shall, at the option of Manager in consultation with Owner, be either provided directly by Manager to Owner and/or by a reputable third party lender to Owner ("Third Party Lender"). The actual amount of the Credit Facility will be fixed

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upon final budget approval of Owner and Manager and will depend on factors including the final size and scope of the facility. Manager will also secure, in the name of Owner, requisite furniture, fixtures and equipment financing ("F,F&E Financing") for the Enterprise. The Credit Facility shall be the maximum dollar amount, plus interest, which Manager and/or Third Party Lender may recover from Owner for recoupment of construction and development costs. [25 CFR ss.531.1(g)] The financing provided by Manager and/or Third Party Lender to Owner shall be made in accordance with the Credit Facility Agreements between Owner and Manager and/or Third Party Lender ("Credit Facility Agreements"). Funding pursuant to the Credit Facility Agreements shall be made within sixty (60) days following the NIGC Approval Date.

         B. Pre-Development Costs

            1. Manager agrees to advance to or on behalf of Owner up to Two Hundred Forty Thousand ($240,000) Dollars prior to the NIGC Approval Date (the "Pre-Development Advance") in order to cover the following pre-development costs ("Pre-Development Costs"):

               (a) Preparation of the environmental assessment;

               (b) Owner's administrative costs at the rate of Ten Thousand ($10,000) Dollars per month commencing on the first day of the month first following execution of this Agreement by the parties and submission of this Agreement to the National Indian Gaming Commission ("NIGC") for approval, and continuing until the month immediately preceding Enterprise Opening Date;

               (c) Architectural and engineering costs for the development of a master plan for the Casa Blanca Interchange by Owner; and

               (d) Facility development services and design work provided through a development consulting agreement between the Pueblo and Greenbrier Southwest Corporation.

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            2. Upon approval of invoices by Owner and a direction letter being provided by Owner to Manager with accompanying resolutions, Manager shall promptly pay invoices relative to Pre-Development Costs directly to the third party contractor performing such services.

            3. The Pre-Development Advance shall be reimbursed to Manager at the closing of the Credit Facility Agreements.

         C. Limitation on Use of Proceeds of Credit Facility

            Manager and Owner agree that the Credit Facility will only be used by the Enterprise for purposes of funding federal approval of this Agreement, NEPA compliance, start-up fees and expenses, construction, furniture, fixtures, and equipment costs for the Enterprise as applicable and working capital fund as agreed between Owner and Manager.

         D. Interest

            In the event Manager acts as lender pursuant to the Credit Facility, Owner shall pay interest to the Manager on the outstanding and unpaid principal amount of the Credit Facility at a rate per annum ("Credit Facility Rate") equal to one percent (1%) over the Prime Rate, adjusted quarterly. Prime Rate shall be as published in the Wall Street Journal on the NIGC Approval Date. Interest on all outstanding amounts shall begin to accrue on the NIGC Approval Date. In the event that a Third Party Lender provides all or a portion of the funding pursuant to the Credit Facility, Manager shall reimburse Owner as an offset to Manager's monthly management fee the spread between the Credit Facility Rate and the rate charged by Third Party Lender to Owner.

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         E. Repayment of Credit Facility

            Owner and Manager agree that, unless otherwise agreed, repayment of the Credit Facility, including interest, made pursuant to the Credit Facility Agreements shall be amortized and shall be payable solely from the revenues of the Enterprise, without any additional guarantee by Owner, in equal monthly installments over a term of eighty four (84) months from the Enterprise Opening Date, and shall be made in accordance with the provisions of the Credit Facility Agreements. All interest payments on the Loan shall be an operating expense of the Enterprise pursuant to Article VI, Paragraph A.

         F. Acceleration of Credit Facility

            If this Agreement is terminated by Owner for any reason prior to the expiration of the Term or if Owner materially breaches any material term, condition, covenant, representation or warranty contained in this Agreement, the entire remaining unpaid balance of the Credit Facility shall be immediately due and payable if the Credit Facility is provided by Manager; and Manager and/or Third Party Lender shall retain a continuing lien on all past, present and future revenues of the Enterprise.

         G. Additional Capital

            If, in the opinion of the Manager and Owner, money in addition to that described above is to be borrowed by Owner or Enterprise for the replacement of assets or for expanding or developing the Enterprise ("Additional Capital Expenses"), Owner shall make every reasonable effort based solely on the revenues of the Enterprise to borrow the funds necessary to pay for such Additional Capital Expenses from commercial lending institutions or other financial sources. At the request of Owner in order to assist it in reaching a determination of whether or not such Additional Capital Expenses are necessary, Manager shall provide a detailed budget and expenditure proposal to Owner. Manager shall assist the Owner in obtaining additional financing, if feasible,


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for additional development capital. To the extent Manager agrees in its discretion to loan additional money to Owner for such Additional Capital Expenses, such loan shall be upon terms substantially similar to those which Manager obligates itself to borrow the funds necessary to make such loan to Owner.

                         V. MANAGEMENT OF THE ENTERPRISE

          A. Distribution of Managerial Authority


            To ensure proper and consistent management of the Enterprise, Manager shall be vested with exclusive management responsibility and authority for the development, start-up and day-to-day operation of the Enterprise. As such, Manager shall have exclusive management responsibility for all management functions of the Enterprise including, but not limited to the following:

               1. Selecting both the initial and any subsequent employees to serve in the following functions (collectively, "Key Employees"): Enterprise General Manager, Assistant General Manager, Controller, Casino Manager, Shift Manager(s), Director of Human Resources, Director of Security, Director of Surveillance, Director of Marketing, Director of Slot Operations, Director of Table Games Operations, Director of Food and Beverage Operations and Director of Facilities Maintenance. All Key Employees shall be deemed employees of the Enterprise;

               2. Maintenance and improvement of the Enterprise. [25 CFR ss.531.1(b)(1)];

               3. Provision of operating capital (through Credit Facility Agreements. [25 CFR ss.531.1(b)(2)];

               4. Establishment of operating days and hours. [25 CFR ss.531.1(b)(3)];

               5. Hiring, firing, training, supervising and promoting employees including hiring and supervision of security personnel. [25 CFR ss.531.1(b)(4) and 25 CFR ss.531.1(b)(8)];

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               6. Maintenance of Enterprise books and records. [25 CFR
ss.531.1(b)(5)];

               7. Preparation of the Enterprise's financial statements and report. [25 CFR ss.531.1(b)(6)];

               8. Payment by the Enterprise for services of the independent auditor engaged pursuant to 25 CFR ss.571.12. [25 CFR ss.531.1(b)(7)];

               9. Setting the advertising budget and placing advertising. [25 CFR ss.531.1(b)(10)];

               10. Paying bills and expenses. [25 CFR ss.531.1(b)(11)];

               11. Establishing and administering employment practices. [25 CFR ss.531.1(b)(12)];

               12. Obtaining and maintaining insurance coverage, including coverage of public liability and property loss or damage. [25 CFR ss.531.1(b)(13); and

               13. Complying with all applicable provisions of the Internal Revenue Code. [25 CFR ss.531.1(b)(14)].

               14. Manager shall be represented at the Enterprise by the on-site Enterprise General Manager and, as such, various duties delegated to Manager pursuant to this Agreement may be assigned by Manager to the Enterprise General Manager.

         B. Other Management Duties and Guidelines

            In managing the Enterprise, Manager shall adhere to the following guidelines:

            1. Training shall include, but not be limited to, a program of instruction for job applicants who are accepted for employment. Manager shall give preference in hiring to qualified applicants in the following order of priority: (i) Owner's enrolled tribal members, (ii) spouses and children of enrolled members, (iii) enrolled members of other federally recognized Indian tribes and (iv) all other persons.

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            2. In order to maximize the benefits of the Enterprise to Owner,
Manager shall ensure that the hiring practices of the Enterprise are in compliance with the applicable tribal Ordinances.

            3. Manager shall develop commercially reasonable policies and procedures which, at a minimum, shall include a grievance procedure to settle disputes between (a) Manager and Enterprise employees and (b) Manager and customers. [25 CFR ss.531.1(k)(3) and 25 CFR ss.531.1(k)(1)].

         C. Owner's Duties

            Owner shall be responsible for providing fire protection services, emergency medical and law enforcement services associated with the Enterprise as required in the Compact between Owner and the State of New Mexico and/or other applicable laws, rules or regulations. [25 CFR ss.531.1(b)(9)]. Owner shall be responsible for paying the costs for any increased public safety services associated with the Enterprise. [25 CFR ss.531.1(b)(15)]. Owner shall also be responsible for directing Manager in the payment of all Compact taxes, fees and expenses, state facility taxes and Tribal Gaming Office fees and expenses as an operating expense of the Enterprise. Owner, in consultation with Manager, shall be responsible for supplying to the NIGC all information necessary for NIGC compliance with NEPA. [25 CFR ss.531.1(b)(16)].


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         D. Cash Management and Internal Controls

            Manager shall be responsible for supervising the handling and counting of funds collected from patrons of the Enterprise. Manager shall implement and maintain a system of internal controls for the safekeeping and monitoring of all cash, chips, markers, inventory and other items of value in connection with the Enterprise. At the expense of the Enterprise and subject to Owner's approval, Manager shall procure necessary record-keeping, bookkeeping, and accounting services associated with the handling of such funds. A qualified representative of Owner shall be entitled to observe the physical receipt, counting and deposit of all gross receipts from the operation of the Enterprise. It shall be Manager's responsibility to ensure that daily receipts are promptly, safely and securely transported to the depository agreed upon by the parties at least once a day by an approved armored transport carrier. All receipts shall be insured against theft.

         E. Enterprise Bank Accounts

            Manager and Owner shall agree upon a federally-insured financial institution in which Enterprise funds shall be deposited and maintained. A general operating checking account which bears interest at a reasonable commercial rate will be established for the purpose of paying day-to-day operating expenses. A separate payroll accounting system, such as a bank-administered payroll system, shall be utilized, and routine transfers of funds from the Enterprise's general account shall be made to payroll sufficient for Manager to pay all employees of the operation. Each month, from the general account, all direct and indirect costs of the operation shall be paid, and the balance each month shall be divided and distributed as provided in Article VI, Paragraph C. All checks drawn upon the account in excess of Twenty-Five Thousand ($25,000) Dollars shall require the signatures of a duly authorized representative of Manager and a duly authorized representative of Owner; provided, however, that checks for prizes will not require the signature of Owner's representative. Manager shall provide Owner with a monthly financial statement of all transactions affecting the general account.

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            Upon agreement of Manager and Owner, cash in excess of that reasonably necessary to meet operating expenses and payroll between monthly distributions of profits may be invested and kept in interest-bearing accounts at one or more financial institutions insured by any agency of the federal government. All interest earned on Enterprise funds shall be included in the revenues of the Enterprise.

         F. Accounting/Audit

            1. Manager shall provide a certified annual audit for the Enterprise to be conducted by a certified public accounting firm to be recommended by Manager and agreed upon by Owner. Such accounting firm shall be of national or regional stature and reputation with experience in Class III gaming. A copy of the audit and accompanying documents shall be provided to both Owner and Manager immediately upon completion. The cost of the audit shall be an operating expense.

            2. Manager shall establish and maintain satisfactory accounting systems and procedure that at a minimum:

               (a) Include an adequate system of internal accounting controls. [25 CFR ss.531.1(c)(1)];

               (b) Permit the preparation of financial statements in accordance with generally accepted accounting principles ("GAAP"). [25 CFR ss.531.1(c)(2)];

               (c) Are susceptible to audit. [25 CFR ss.531.1(c)(3)];

               (d) Allow a calculation of calculate annual fees under the IGRA regulations;

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               (e) Permit the calculation and payment of Manager's fees. [25 CFR
ss.531.1(c)(5)]; and

               (f) Provide for the allocation of operating expenses or overhead expenses among the Owner, the Enterprise, Manager and any other user of shared facilities and services. [25 CFR ss.531.1(c)(6)].

            3. Duly authorized representatives of Owner shall have the right to immediately inspect, examine and copy such books and any other gaming related information Owner deems appropriate at any time. [25 CFR ss.531.1(e)].

            4. Manager shall provide Owner, not less frequently than monthly, a financial report concerning the Enterprise. [25 CFR ss.531.1(d)].

            5. Each party shall have the right to independently audit said books at reasonable intervals at its own expense.

         G. Statement of Budget

            Manager shall prepare an estimated annual budget for the Enterprise and submit same to Owner for review and approval at least thirty (30) calendar days prior to the beginning of the fiscal year or, with respect to the initial year of operation, at least thirty (30) calendar days prior to the opening of the Enterprise to the public. Owner shall have thirty (30) calendar days from receipt of the estimated budget to approve the budget or object thereto. Failure of the Owner to object to the estimated budget within the time allowed shall be deemed an approval. After approval of the annual budget, a determination of the amount of Net Distributable Profits available for distribution shall be performed on a monthly basis as provided in Article VI, Paragraph C.


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         H. Construction and Development of the Enterprise

            1. Architect and Supervisors; Plans. Manager shall designate and engage, at Manager's cost and expense to be reimbursed as part of the Credit Facility, such architects, engineers, contractors, construction supervisors and designers as shall be necessary to prepare all site plans, grading plans, construction drawings, surveys, materials, specifications, architectural plans and drawings, elevations, construction models, engineering plans and drawings, plats and other plans, drawings, studies or reports of any nature related to the construction of the facility ("Plans and Specifications") and to the furniture, fixtures and equipment of the facility ("F,F&E Specifications"). The various components of the Plans and Specifications and F,F&E Specifications shall be prepared in consultation with Owner and shall be submitted by Manager to Owner for comment and approval. Owner will have thirty (30) days to review and to approve the Plans and Specifications and F,F&E Specifications prior to commencement of construction, which approval will not be unreasonably withheld.

            2. Supervision, Development and Improvements. Manager is hereby granted responsibility to supervise the completion of all the development, improvements, and related activities undertaken pursuant to the terms and conditions of this Agreement including, without limitation, arranging for and acquiring in the name of Owner all necessary permits and approvals for the construction and operation of the Enterprise (e.g., zoning, water and building permits). Owner shall cooperate with and assist Manager in obtaining any and all such permits or approvals, if any, which may be required by law. No permit from Owner is or will be required with respect to the construction of the Enterprise. Owner shall not impose any fees, taxes or charges or any rules, ordinances, zoning laws or other regulations with respect to the construction of the

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Enterprise. The costs of development of the gaming facility, including construction of the structure; supplying of furniture and furnishing; fixtures; equipment and machinery related to the gaming operation as permitted under the Compact and as mutually agreed; landscaping; and parking area, shall be paid out of the proceeds of the Credit Facility. The construction supervisor will oversee that all work, installation, and construction, be done timely and in a good and workmanlike manner materially in accordance with construction contracts negotiated by Manager in Owner's name. Manager will ensure that the general contractor maintains an appropriate performance bond and that all construction is in conformity with applicable building codes. Owner shall have the right to inspect all work. Manager hereby agrees to pay from the Credit Facility all legitimate debts, claims, and liabilities in connection with such construction and improvements. All materials, improvements, equipment installed, construction, and the like shall be the property of the Owner during and on completion of construction. Manager will ensure compliance with applicable federal and tribal Law with respect to contracting and sub-contracting of construction.

            3. Construction Budget. A detailed construction budget ("Construction Budget") shall be prepared and submitted to Owner. The Construction Budget shall be subject to approval within thirty (30) days of submission to Owner, which approval will not be unreasonably withheld.

            4. Approval Authority. Owner shall have the right to approve the selection of the construction contractor and construction supervisor, such approval not to be unreasonably withheld.

                     VI. DISTRIBUTION OF ENTERPRISE REVENUES

         A. Net Distributable Profits [25 CFR ss.531.1(i)]


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            1. For the purpose of this Agreement, "Net Distributable Profits"
shall be defined as follows:


               The amount by which all sales, receipts, and revenues of the Enterprise gaming operation (as defined in 25 CFR Section 502.10) exceeds reasonable, necessary and actual operating expenses. For purposes of computing "Net Distributable Profits," operating expenses to be deducted from gross revenues shall include repayment of interest on the Credit Facility, taxes and fees pursuant to the Compact, tribal gaming commission fees and expenses, cost of goods sold, prizes and other gaming wins paid out, employee and Key Employee salaries, wages and benefits, payroll and other taxes or governmental levies, permit and license fees, advertising, promotion, fees and expenses of third-party contractors and agents, including but not limited to various training, marketing and operations consultants, bus and other transportation and coordinator costs and repairs, equipment leases, uniforms, office expense, printing, supplies, utilities, rent, insurance of all types, uninsured legal judgments and settlements, maintenance, and Enterprise legal and accounting expenses.

Subject to the above, Net Distributable Profits shall be computed in conformance with generally accepted accounting principles consistently applied.


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         B. Capital Expenditures

            Capital Expenditures (hereinafter defined) shall be paid by the Owner from its share of Net Distributable Profits. "Capital Expenditures" shall be defined as any expenditures in excess of One Thousand Dollars ($1,000) for items that have a useful life in excess of one (1) year. Upon commencement of gaming operations at the gaming facility, Manager agrees to contribute from Manager's share of Net Distributable Profits a monthly fixed capital contribution of One Thousand Dollars ($1,000) to a Capital Expenditures fund. Manager shall have no further obligation with respect to Capital Expenditures.

         C. Distribution of Net Distributable Profits

            Subject to Article VI, Paragraph D, all Enterprise revenues shall first be applied to meeting Enterprise operating expenses. A calculation of the amount of Net Distributable Profits available for distribution to the parties shall be performed on a monthly basis by the twentieth day of the month, and the Net Distributable Profits shall thereupon be distributed to the parties in accordance with the percentages set forth in Article III, Paragraph B.

         D. Guaranteed Payment [25 CFR ss.531.1(f)]

            Notwithstanding anything else to the contrary in this Agreement, commencing upon the Enterprise Opening Date, Owner shall receive a guaranteed payment from Manager in the amount of Thirty Five Thousand ($35,000) Dollars per month. This guaranteed payment shall have preference in payment over the retirement of Enterprise construction or development debt. All guaranteed payments shall be credited against Owner's cumulative Net Distributable Profits.

         E. Distribution of Non-Gaming Revenue

            All net revenues from the Enterprise other than revenue from gaming operations, as defined in 25 CFR Section 502.10, ("Non-Gaming Revenue") shall be allocated seventy (70%) percent to Owner and thirty (30%) percent to Manager and shall be calculated and distributed to the parties at the same times as Net Distributable Profits pursuant to Article VI, Paragraph C.

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              VII. EVENTS OF DEFAULT; REMEDIES [25 CFR ss.531.1(j)]

         A. Events of Default

            Any one or more of the following shall constitute an event of default ("Event of Default") pursuant to this Agreement:

            1. Default in the payment by a party of any sum due hereunder when due if such default continues for more than five (5) days after the due date thereof ("Monetary Event of Default");

            2. Any default (other than a Monetary Event of Default) in the observance or performance of any material covenant, condition, agreement, warranty, representation or provision of this Agreement where such default has continued for more than sixty (60) days after written notice to the defaulting party by the non-defaulting party; provided, however, that if the defaulting party has, in good faith, taken steps towards effecting and/or tendering a cure to the non-defaulting party within said sixty (60) days, the defaulting party shall have an additional period of sixty (60) days to cure such default; or

            3. In the event of a default by Owner pursuant to the Credit Facility Agreement.

         B. Remedies

            When any Event of Default has occurred and is continuing, the non-defaulting party may, at its option:

            1. Proceed by appropriate dispute resolution as provided in this Agreement;

            2. Terminate this Agreement on written notice to the defaulting party; or


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            3. Recover any actual damages occasioned by such default but not including any incidental, consequential or punitive damages. All damages hereunder shall bear interest from the date due at the rate of ten (10%) percent per annum, compounded annually, or the maximum permitted by law, whichever is less, except that any claim for money damages against Owner shall be limited to and payable only from the Net Distributable Profits of the Enterprise.

            The remedies hereinabove provided shall be cumulative and in addition to any other remedy available to the parties at law or in equity.

                                  VIII. NOTICE

            All notices, consents or other communications shall be in writing and shall be deemed to have been duly given when delivered personally or by messenger, or upon receipt when mailed by registered or certified mail, return receipt requested, postage pre-paid, or when received via facsimile, telex or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below.

To the Owner:          Governor
                       Pueblo of Laguna
                       P.O. Box 194
                       Laguna, New Mexico 87026

with a copy to:        B. Reid Haltom, Esq.
                       Nordhaus, Haltom, Taylor, Taradash & Frye
                       500 Marquette Avenue, NW, Suite 1050
                       Albuquerque, New Mexico 87102

with a copy to:        Teresa Isabel Leger, Esq.
                       Nordhaus, Haltom, Taylor, Taradash & Frye
                       200 West DeVargas Street, Suite 9
                       Santa Fe, New Mexico 87501

To the Manager:        Senior Vice President and General Counsel
                       Capital Gaming Management, Inc.
                       2701 East Camelback Road, Suite 484
                       Phoenix, AZ 85016

with a copy to:        Chairman and CEO
                       Senior Vice President of Operations
                       Capital Gaming International, Inc.
                       2701 East Camelback Road, Suite 484
                       Phoenix, AZ 85016


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or to such other address as a party shall have designated by notice in writing to the other party given in a manner provided by this Article VIII.

                   IX. COVENANT OF GOOD FAITH AND FAIR DEALING

         Manager and Owner hereby warrant and represent to each other that they shall not act in any manner which would cause this Agreement to be altered, amended, modified, cancelled, or terminated (except as allowed by Article VII) without the consent of the other and that they shall at all times act in good faith and deal fairly with the other party. Owner and Manager further warrant and represent that they shall take all action necessary to ensure that this Agreement shall remain in good standing at all times and will fully cooperate with each other in achieving the goals of this Agreement.

                        X. INTERFERENCE IN TRIBAL AFFAIRS

         Manager shall not directly or indirectly interfere with, become involved in, or attempt to influence the internal tribal affairs of Owner.

                                  XI. INSURANCE

         Manager shall maintain in the name of the Enterprise public liability insurance in the amount of at least Two Million Dollars ($2,000,000) per person and Five Million Dollars $5,000,000) per occurrence. Manager shall also maintain insurance on all Enterprise employees while such employees are engaged in any activity, on or off the premises of the gaming Enterprise, which is properly within the scope and in the course of their employment with Manager pursuant to


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this Agreement. Manager shall also keep the buildings, improvements, and contents herein insured for their full replacement value against loss or damage by fire, theft and/or vandalism with extended coverage endorsement.

         Owner and Manager shall be named as co-beneficiaries of all insurance policies and Manager will provide Owner satisfactory written evidence of such coverage. The cost of such insurance shall be an operating expense.

                 XII. AUTHORITY TO EXECUTE; OPINIONS OF COUNSEL

         Owner, Manager and the Pueblo of Laguna Tribal Gaming Commission each, for themselves, warrants, represents and agrees that it has the authority to enter into or approve this Agreement and/or the Credit Facility Agreements. Attached hereto as Exhibits E and F, respectively, are a copy of Owner's authorizing Council Resolution and Manager's authorizing Board of Directors Resolution. Within five (5) business days of the NIGC Approval Date, each of the parties shall deliver an opinion of counsel addressed to and for the benefit of the other parties reasonably satisfactory to such other parties as to the following matters:

         1. Legal right and power of such party under its respective Tribal Constitution, Corporate Charter, By-Laws or other governing documents, and under all applicable laws and regulations, to enter into, execute, deliver and perform this Agreement and/or the Credit Facility Agreements;

         2. Good standing of such party;

         3. Due authorization of the execution and delivery, and valid execution and delivery of, this Agreement and/or the Credit Facility Agreements by such parties; and

         4. That this Agreement and/or the Credit Facility Agreements constitute the legal, valid and binding obligations of such party, enforceable in accordance with its respective terms.

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

                         XIII. NO PRESENT LIEN OR LEASE

         The parties to this Agreement agree and expressly warrant that this Agreement is not a lease and does not convey to Manager any present interest whatsoever in the building or property on which the Owner's Enterprise will be located, or any proprietary interest in the Enterprise itself.

            XIV. DISPUTES BETWEEN OWNER AND MANAGER; DISPUTES BETWEEN
                 TRIBAL GAMING COMMISSION AND MANAGER [25 CFR ss.531.1(k)]


         (a) Resolution of Disputes. Owner and the Owner on behalf of Pueblo of Laguna Tribal Gaming Commission expressly provides a limited waiver, on behalf of itself and any of its administrative or regulatory agencies, of sovereign immunity solely with respect to the resolution of any disputes with regard to the interpretation of or enforcement of rights or duties under this Agreement and the Credit Facility Agreements and consents to be sued and allow Manager to enforce arbitration or any award of arbitration concluded as set forth in paragraph XIV(b) below in any court of competent jurisdiction and expressly agreeing to venue being in the United States District Court for the District of New Mexico, and any applicable Federal Court of Appeals including the United States Supreme Court. Owner and Owner on behalf of the Pueblo of Laguna Tribal Gaming Commission each expressly waive any claim or defense of exhaustion of Tribal administrative or judicial remedies, and each further covenants not to sue Manager in any Tribal jurisdiction or Tribal venue. The limited waivers granted herein shall extend solely to Manager and in its name alone, and no others. The successful party in any litigation shall be entitled to recover all reasonable costs and attorney's fees.

         (b) Arbitration. All claims and controversies between the Owner and Manager concerning this Agreement or arising out of the performance of this Agreement shall be submitted to binding arbitration as set forth below.

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


         Appointment of Arbitrators. Either Manager or Owner may, by written notice to the other party, within twenty (20) days after a controversy has arisen appoint an arbitrator who shall be a disinterested party. The other party shall, by written notice, within thirty (30) days after receipt of such notice by first party, appoint a second arbitrator who shall be also a disinterested party. The two arbitrators shall agree upon a third arbitrator and shall appoint him by written notice signed by both of them and a copy mailed to Owner and Manager within five (5) days after such appointment.

         Arbitration Hearing. On appointment of the arbitrators such arbitrators shall hold an arbitration hearing at a mutually agreed upon location within thirty days of the appointment of the last arbitrator. At the hearing, each party may submit statements of fact or memorandum of law as desired and the arbitrators shall allow each party to present its case, evidence and witnesses, if any, in the presence of both parties. The arbitrators shall render their own decision promptly after the hearing. Each party shall bear its own costs of arbitration, including its pro-rata portion of the cost of the third arbitrator.

         Award. An award of a majority of the arbitrators shall be binding and conclusive upon the Owner and Manager. Either the Owner or Manager shall be entitled to confirmation of any award of the arbitrator and to judgment thereon in a court of competent jurisdiction. The owner expressly provides a limited waiver of sovereign immunity for the purpose of enforcement of the arbitration award in any court of competent jurisdiction. This limited waiver of immunity is for actual damages only and to be paid solely from revenues of the Enterprise and is not intended, nor shall it be construed, (a) to extend to any claim for incidental, consequential or punitive damages; (b) to waive the Owner's immunity from suit for any other purpose or with respect to any controversy, claim, or other matter not specifically mentioned in this paragraph; (c) to extend the benefit of any person other than the parties to this contract or their successors or assigns; or (d) to extend the arbitration award in excess of the value of the contract. This limited waiver of immunity from suit shall not be construed as an admission of liability by the Owner as to any claim or damages or as an agreement or willingness to pay any amount as damages absent an arbitration determination of liability, and the Owner shall have the right to defend any such claim full on the merits.

         Manager will carry on the work of the contract and maintain the progress schedule during any arbitration proceedings unless otherwise mutually agreed upon in writing.

                       XV. SUCCESSORS [25 CFR ss.531.1(l)]

         The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto, their heirs, successors and assigns.

                                XVI. SEVERABILITY

         In the event any portion of this Agreement is deemed unenforceable or void by any court of competent jurisdiction, then and in that event, all other aspects of this Agreement shall remain in full force and effect.

                                 XVII. LICENSING

         Owner and the Pueblo of Laguna Tribal Gaming Commission shall provide all business permits and/or gaming licenses required by tribal laws or ordinances, and the Compact, and Manager shall pay the reasonable license and application fees. The Pueblo of Laguna Tribal Gaming Commission will provide to Manager all required license applications within five (5) days of the execution of this Agreement by all parties, and Manager shall submit such completed applications to the Pueblo of Laguna Tribal Gaming Commission within thirty (30) days of receipt. Owner and the Pueblo of Laguna Tribal Gaming Commission covenant and agree to expeditiously complete the background investigation and licensure of Manager and, assuming appropriate findings of suitability, issue its permanent gaming license, within thirty (30) days of the submission of the required applications by Manager and in no event later than the NIGC Approval Date. Owner and the Pueblo of Laguna Tribal Gaming Commission shall at all times give due and fair consideration to the findings of Manager's suitability by other state and federal gaming jurisdictions.

        XVIII. COMPLIANCE WITH COMPACT, TRIBAL REGULATIONS AND ORDINANCES

         In carrying out its obligations under this Agreement, Manager agrees to comply with the Compact between Owner and the State of New Mexico and the duly-executed gaming Ordinance of Owner (as approved by the NIGC) and with any and all other regulations or ordinances of the Pueblo of Laguna Tribal Gaming Commission that are presently in effect or which may in the future be enacted, provided that said regulations or ordinances do not impose financial burdens on the Enterprise or Manager which exceed industry standards. If a regulation or ordinance does impose a financial burden on the Enterprise or Manager in excess of industry standards, then the cost of the financial burden may be deducted as an offset against the fees and payments otherwise due from the Enterprise to Owner.

                               XIX. MISCELLANEOUS

         A. Management of Enterprise

         The term "Enterprise" shall be deemed to include the actual operation of all forms of Class II and Class III gaming activities as those activities are defined in the Indian Gaming Regulatory Act, P.L. 100-497 (Oct. 17, 1988), and all matters directly related thereto, such as the management and maintenance of the building within which the activities take place, the parking lot for patrons, and concessions located in the facility for sale of food and beverages.

         Manager shall have the right to assign to third parties the concessions for parking of patrons' vehicles, and sales of food and beverages, subject to the approval of Owner, such approval not to be unreasonably withheld. In the event of such assignment, preference shall be provided to qualified tribal members. [25 CFR ss.531.1(l)].

         Manager shall have the further right to engage, on behalf of the Enterprise, various training, marketing and operations sub-contractors and/or consultants on an as needed basis in accordance with its judgment as Manager. [25 CFR ss.531.1(l)].

         B. Tax Matters

            1. Notwithstanding anything in this Agreement to the contrary, it is the parties intent that Manager be an independent contractor, not a partner or joint venturer, providing professional gaming management services to Owner. Manager has no ownership interest in the Enterprise or the land upon which the Enterprise operates. In this regard, it is further agreed and understood that all employees and Key Employees of the Enterprise are employees of the Enterprise for tax purposes.

            2. If any non-tribal government attempts to impose any tax on any party to this Agreement regarding the construction or operation of the Enterprise, except for federal and state income and other similar taxes, both parties shall take such action as is reasonably necessary to legally contest such attempt. However, if a court of competent jurisdiction finally determines that any such tax is legally due from Manager based on its contractual interests under this Agreement, then such tax shall be deemed an operating expense.

         C. Parties' Approvals

         Except as specifically provided to the contrary herein, on any occasion where approval of a party is required by this Agreement, and written request for approval is made to the other party, such approval shall be provided in writing within the time frame specifically provided, or if no time period is provided, within fifteen (15) days after receipt of written request for such. In the event that the party from whom such approval is sought neither approves nor disapproves within fifteen (15) days after the applicable time period ends, such inaction shall be deemed to be the equivalent of approval.

         D. Entire Agreement

         This Agreement constitutes the entire agreement between the parties hereto and, upon approval by the NIGC, supersedes any prior agreement between the parties relating to this subject matter. [25 CFR ss.533.3(a)(2)]. Any amendment, change or modification to this Agreement must be in writing and signed by all of the parties hereto and will be subject to the approval of the Chairman of the NIGC. [25 CFR ss.531.1(j)].

         E. Tribal Tax; Increased Regulatory Burden

         Except as provided in the Compact between Owner and the State of New Mexico, Owner agrees that no license, tax or other charge may be imposed by Owner upon Manager or upon the Enterprise or assets thereof that will adversely affect Manager's share of Net Distributable Profits and that it shall endeavor in good faith not to impose upon Manager any tribal regulatory or similar burden, if the result of same would materially increase Manager's cost of performance of this Agreement or materially decrease Manager's share of Net Distributable Profits or Non-Gaming Revenues. In the event that Owner does in fact levy any such license fee, tax or charge, or impose such regulation or similar burden, and (if contested by Manager) such tribal action is held valid by a court of competent jurisdiction, Owner agrees that any payment of such sums, increased cost of performance or decreased share of Net Distributable Profit may be recovered by Manager as an offset against the fees and payments otherwise due from the Enterprise to the Owner, including the Owner's share of Net Distributable Profits.

         F. Approvals

            1. Tribal and Federal Approval

               This Agreement shall not be binding until all tribal and federal action required hereunder have been obtained from duly recognized representatives of the Owner and the NIGC. The parties understand and agree that this Agreement is not subject to review and approval of the U.S. Department of the Interior pursuant to ss.81 of Title 25, USC. The Owner covenants, represents and warrants to Manager that it shall submit this Agreement to the Chairman of the NIGC and to the Pueblo of Laguna Tribal Gaming Commission for approval within five (5) days of the execution hereof by the Owner and Manager.

            2. Assignments and Sub-Contracts; Change in Ownership [25 CFR ss.531.1(m)]


               Except as provided herein, this Agreement cannot be assigned without the prior written consent of Owner. Owner may assign to a wholly owned tribal corporation or entity. Subject only to satisfaction of appropriate regulatory requirements, if any, Manager may assign this Agreement without Owner's consent to any of the following:

               (a) To Manager's parent company, Capital Gaming International, Inc. ("Capital");

               (b) To any subsidiary or affiliate of Capital or Manager; or

               (c) To any other entity owned or controlled by the existing management of Capital or Manager.

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

All other assignments of this Agreement shall require the advance written approval of Owner, which approval will not unreasonably be withheld.

         G. Commencement Date

            All obligations, rights and duties arising from or required by this Agreement shall commence upon the NIGC Approval Date.

         H. Agreement to Pay Attorney's Fees and Expenses

            In the event of any litigation pursuant to this Agreement or the Credit Facility Agreements, in which a party seeks to enforce its rights as against the other party pursuant hereto, the prevailing party in such litigation shall be entitled to recover its reasonable attorney's fees and expenses.

         I. Governing Law

            This Agreement and the Credit Facility Agreements shall in all respects be interpreted, enforced and governed by and under the laws of the State of New Mexico and the laws of the United States.

         J. No Presumption Against Draftsman

            The parties agree that this Agreement was jointly negotiated and drafted by each party and its respective legal counsel and, accordingly, shall be deemed to have been prepared by all parties and not one or any group of them, each party having had an opportunity to participate in the drafting of this Agreement. This Agreement shall not be construed against any party on the basis that such party prepared the document or was in any superior bargaining position.

                           XX. EXECUTION IN TRIPLICATE

            This Agreement is being executed in three (3) original counterparts, one to be retained by each party and one to be submitted to the NIGC. Each is equally valid.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


PUEBLO OF LAGUNA                             CAPITAL GAMING MANAGEMENT, INC.


By:                                          By:
   ------------------------------------         --------------------------------
         Name:  Roland E. Johnson                   Name:  Edward M. Tracy
         Title: Governor                            Title:  Chairman and CEO



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